NEW ENGLAND BANCSHARES, INC.

855 Enfield Street

Enfield, CT 06082

For Immediate Release

CONTACT:	David J. O’Connor, President and Chief Executive Officer (860) 253-5200

New England Bancshares, Inc. Reports Fourth Quarter Earnings of $1,167,000, and Record Earnings of $4.6 Million for Fiscal 2012

ENFIELD, CT, May 8, 2012 – New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank (the “Bank”), today announced net income for the quarter ended March 31, 2012 of $1,167,000, or $0.20 per diluted share, compared to $715,000, or $0.12 per diluted share, for the quarter ended March 31, 2011. For the fiscal year ended March 31, 2012 the Company reported net income of $4.6 million, or $0.70 per diluted share, as compared to $3.2 million, or $0.53 per diluted share, for the fiscal 2011. President and Chief Executive Officer David J. O’Connor commented “We are very pleased to report not only a strong quarter but the most profitable fiscal year in our history. In 2012, we increased our loans outstanding by $25.7 million, or 5%, compared to our balance at March 31, 2011. Deposits increased $40.9 million, or 8%, since March 31, 2011. This growth reflected our success in serving our market area and our commitment to our communities, which resulted in our strong annual and fourth quarter 2012 earnings. Our earnings were also positively affected by our recent legal settlement.”

Results – Quarter Ended March 31, 2012:

•	Net interest and dividend income was $5.6 million for the three months ended March 31, 2012, an increase of $50,000 compared to the same quarter last year. The net interest margin for the quarter was 3.45% compared to 3.73% for the comparable period a year ago.
•	Non-interest income was $790,000 for the quarter ended March 31, 2012 compared to $397,000 for the fourth quarter of fiscal 2011. The Company recorded $181,000 in gains on sales of securities and loans for the quarter ended March 31, 2012 compared to $77,000 for the quarter ended March 31, 2011.
•	Non-interest expense was $4.5 million for the quarter ended March 31, 2012, a decrease of $146,000 from the fourth quarter of fiscal 2011. FDIC insurance decreased by $240,000 compared to $270,000 during last year’s fourth quarter due to a change in the method the FDIC calculates insurance premiums. REO write downs and related expenses decreased by $161,000 from the same quarter last year to $92,000. Professional fees increased $141,000 to $259,000 from the same quarter a year ago and Advertising increased $118,000 from a year ago to $163,000.
•	The Bank repurchased 67,191 of its outstanding common shares during the fourth quarter of fiscal 2012 through its stock repurchase program.
•	The Bank is well capitalized, as defined by regulatory agencies. The Tier 1 capital ratio was 7.69% at March 31, 2012.

Results – Year Ended March 31, 2012:

•	Net interest and dividend income was $22.6 million, an increase of $515,000, or 2.3%, compared to the year ended March 31, 2011.
•	The provision for loan losses amounted to $1.6 million and $2.0 million for the years ended March 31, 2012 and 2011, respectively. For the 2012 fiscal year, the Company recorded $1.7 million of charge-offs, and the ratio of the allowance for loan losses to total loans was 1.02% at March 31, 2012.
•	Non-interest income was $4,016,000 for the year ended March 31, 2012 compared to $2,526,000 for fiscal 2011. The Company recorded $556,000 in gains on sales of securities and loans for the year ended March 31, 2012 compared to $633,000 for the year ended March 31, 2011. Other noninterest income for the year ended March 31, 2012 included $1,283,000, before expenses of $360,000 and taxes of $287,000, from a legal settlement related to the Bank’s investment portfolio.
•	Non-interest expense totaled $18.1 million for the year ended March 31, 2012, a $327,000, or 1.8%, increase from last year. Salaries and employee benefits expense increased $381,000 and professional fees, mostly related to the previously mentioned legal settlement, increased $506,000 while write downs of other real estate owned and other real estate owned expenses decreased $315,000. In addition, FDIC insurance expense decreased $375,000 due to a change in the method the FDIC now uses to calculate insurance premiums.
•	Non-accrual loans were $15.2 million at March 31, 2012 versus $13.4 million at March 31, 2011. Total non-performing assets, including non-accrual loans and other real estate owned, were $16.7 million at March 31, 2012, compared to $14.9 million at March 31, 2011.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

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Selected Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
Net interest and dividend income	$5,640	$5,590	$22,555	$22,040
Provision for loan losses	363	347	1,600	2,013
Noninterest income	790	397	4,016	2,526
Noninterest expense	4,529	4,675	18,103	17,777
Net income	1,167	715	4,559	3,154
Earnings per share:
Basic	$0.20	$0.12	$0.77	$0.53
Diluted	0.20	0.12	0.76	0.53

Dividends per share	$0.03	$0.03	$0.12	$0.10

Balance Sheet Data	March 31, 2012	March 31, 2011
Total assets	$726,502	$682,044
Total loans, net	552,246	526,595
Allowance for loan losses	5,697	5,686
Other real estate owned	1,491	1,496
Total deposits	581,628	540,769
Repurchase agreements	27,752	21,666
FHLB advances	33,044	39,113
Total equity	73,370	70,691
Non-accrual loans	15,173	13,442
Non-performing assets	16,664	14,938
Book value per share	12.34	11.48
Tangible book value per share	9.36	8.55

Key Ratios	Three Months Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
Return on average assets	0.65%	0.43%	0.64%	0.46%
Return on average equity	6.40%	4.14%	6.29%	4.55%
Net interest margin	3.45%	3.73%	3.48%	3.57%

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